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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITOR'S REPORT

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To the Board of Directors of Glamis Gold Ltd.:

We consent to the incorporation by reference in the registration statement on Form S-8 of GLAMIS GOLD LTD. of our report dated February 18, 1999, except for note 16, which is as of February 26, 1999, relating to the consolidated balance sheets of Glamis Gold Ltd. as at December 31, 1998 and 1997, and the related consolidated statements of operations, retained earnings and cash flows for each of the years ended December 31, 1998, 1997 and 1996, which report appears in the December 31, 1998 Annual Report on Form 10-K of GLAMIS GOLD LTD. dated March 23, 1999.


KPMG LLP, Chartered Accountants

Vancouver, British Columbia, Canada
May 12, 1999